EXHIBIT 99.2

First Citizens Bank Purchases Certain Assets, Assumes Certain Liabilities of Colorado Capital Bank

Announcement is Bank's Sixth FDIC-Assisted Agreement in Past Two Years

RALEIGH, N.C., July 8, 2011 (GLOBE NEWSWIRE) -- First Citizens Bank, a subsidiary of Raleigh-headquartered First Citizens BancShares (Nasdaq:FCNCA), announced today that it has entered into an agreement with the Federal Deposit Insurance Corp. (FDIC) to purchase substantially all the assets and assume the majority of the liabilities of Colorado Capital Bank of Castle Rock, Colo.

The Colorado Division of Banking closed Colorado Capital Bank today and appointed the FDIC as receiver. On Monday, July 11, Colorado Capital Bank branch offices will open as First Citizens Bank branches. Depositors will not sustain any losses with respect to those deposits assumed by First Citizens Bank.

The announcement today is First Citizens' sixth FDIC-related agreement since July 2009.

"This latest agreement speaks to the strength of our company and a focus on building our franchise in vibrant markets," said Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank. "First Citizens has long been recognized for safety, soundness and service excellence. Stewardship of our clients' money has always been, and will continue to be, a top priority. We look forward to working with existing clients and establishing new relationships in the days to come."

Today's transaction includes seven branch locations (Boulder, Castle Rock, Denver, Colorado Springs, Greenwood Village, Edwards and Parker), mostly running north and south of Denver, from Boulder through Denver and south to Colorado Springs.

The purchase complements seven Colorado branches currently operated by First Citizens Bank — four First Citizens Bank branches (Denver, Boulder, Centennial and Fort Collins) and three operated by First Citizens' IronStone Bank division (Aurora, Denver-Cherry Creek and Lone Tree).

With this agreement, First Citizens Bank and its IronStone division have 14 branches in Colorado.

On March 31, 2011, Colorado Capital Bank reported total assets of $717.5 million, net loans and leases of $598.7 million and total deposits of $672.7 million. Under the terms of the agreement, First Citizens Bank has the option to purchase any owned bank premises or to assume the leases on any or all of the banking offices. The loans and other real estate owned by Colorado Capital Bank and purchased by First Citizens are covered by a loss-share agreement between the FDIC and First Citizens, which provides protection against losses to First Citizens Bank. First Citizens was selected to complete this transaction through a competitive bidding process.

The agreement covers only the assets and liabilities of Colorado Capital Bank. Assets, liabilities and common stock of Colorado Capital Bank's former parent company, Bankvest, Inc., have not been purchased or assumed by First Citizens Bank.

Customer deposits are safe, accessible and still protected by FDIC insurance. Clients should bank as they normally do at their existing branches. They can continue to use their checks, credit, debit and ATM cards and will still have online access to their accounts. Former Colorado Capital Bank clients with questions about the transaction or about First Citizens Bank can call toll free 1.866.407.0324 between 7 a.m. and 11 p.m. Eastern time. For more information about First Citizens, visit firstcitizens.com.

About First Citizens

As of March 31, 2011, First Citizens BancShares Inc. had $21.2 billion in assets. Including today's agreement, First Citizens Bank and its IronStone Bank division provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 442 branch offices, telephone banking, online banking at firstcitizens.com and ATMs. The company and its banking subsidiary did not take funding from the federal government's Troubled Asset Relief Program (TARP). BancShares ranked fourth-best in the nation on a 2011 Forbes' list of the 100 largest banks and thrifts.

Founded in 1898, First Citizens Bank has 384 offices in California, Colorado, the District of Columbia, Florida, Maryland, North Carolina, Tennessee, Virginia, Washington and West Virginia. The IronStone Bank division serves customers at 58 offices in Arizona, California, Colorado, Florida, Georgia, Kansas, Missouri, New Mexico, Oklahoma, Oregon, Texas and Washington. First Citizens Bank has received multiple national awards for customer satisfaction and overall stability and security, including a five-star superior ranking by independent bank rating firm BauerFinancial Inc. of Coral Gables, Fla. (Bauerfinancial.com) and Greenwich Excellence Awards for business banking services. Member FDIC.

CONTACT: Barbara Thompson
         First Citizens Bank
         919.716.2716